CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 22, 2012 with respect to the statement of revenues and certain expenses of the Liberty Crossing Shopping Center for the year ended December 31, 2011 which is incorporated by reference in this Pre-effective Amendment No. 1 to Post-effective Amendment No. 5 to the American Realty Capital – Retail Centers of America, Inc. Registration Statement and Prospectus on Form S-11 (File No. 333-169355).  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 21, 2012